Exhibit 10.6

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT ("Agreement") is made and entered into as of December 19, 2014 (the "Effective Date"), by and between HDIMAX, Inc., a Delaware corporation, and its parents, subsidiaries, affiliates and/or related companies (collectively, "Company"), and Myles A. Pressey III ("Executive"). The Company and Executive are collectively referred to herein as the "Parties," and individually referred to as a "Party."

RECITALS

A. Company and Executive had previously entered into an Employment Agreement dated December 9, 2014, pursuant to which Company employed Executive as Executive Vice President and Chief Business Development Officer.

B. Company and Executive also entered into a Restricted Stock Unit Agreement dated December 9, 2014 ("RSU Agreement"), pursuant to which Executive was granted certain rights to 67,500,000 shares of stock of Company.

C. Company and Executive now wish to enter into this Agreement to terminate the RSU Agreement and provide for the grant and issuance of 67,500,000 shares of stock of Company on the terms and schedule set forth in Section 2.5 below.

AGREEMENT

In consideration of the foregoing Recitals, the mutual promises and covenants in this Agreement, and for other good and valuable consideration, the Parties agree as follows:

1. EMPLOYMENT.

1.1 Term. The term of this Agreement will commence on the Effective Date and will continue for five (5) years unless terminated in accordance with Section 3 of this Agreement ("Term"). The Parties will have the option to renew this Agreement for an additional five (5) years pursuant to a separate mutual written agreement among the Parties.

1.2 Title. Executive's title will be Executive Vice President ("EVP") and Chief Business Development Officer ("CBDO"). Executive will primarily work in the Company's New York City office and will be travel to the Company's multiple locations when necessary. Initially, Executive will report directly to the CEO.

1.3 Duties. Executive will perform all services, acts or things necessary or advisable to drive business growth, including those responsibilities set forth under Exhibit A hereto and those which are normally associated with the position of EVP and CBDO, consistent with the organizational documents and policies of Company and as required by Company's Board of Directors and its CEO. Executive will perform his duties faithfully and to the best of his ability and will devote whatever time is required to fulfill his business obligations to the Company.

1

1.4 At-Will Employment. Executive's employment with Company will be "at-will" and may be terminated at any time with or without Cause (as defined in Section 3.5.3), subject to Executive's eligibility for certain benefits described herein in the event of termination without Cause. Executive understands and agrees that neither his job performance nor any promotions, commendations, bonuses or the like from Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of his employment with Company.

1.5 Policies and Practices. The employment relationship between the Parties will be governed by the policies and practices established by Company. In the event that the terms of this Agreement differ from or are in conflict with Company's policies or practices or the Company's executive handbook, then this Agreement will control.

1.6 Location. Unless the Parties otherwise agree in writing, during the term of this Agreement, Executive will perform services for Company at Company's offices, located at various venues or at any other place at which Company maintains an office. Executive also may be required to travel in connection with Company's business.

2. COMPENSATION AND BENEFITS.

2.1 Base Salary. Company will pay Executive an annual base salary of One Million One Hundred Thousand Dollars ($1,100,000.00) ("Base Salary"), subject to applicable payroll deductions and all required withholdings, payable in regular periodic payments in accordance with Company policy.

2.2 Bonus Compensation. Executive will be eligible to participate in the Company's bonus plan (including an equity bonus plan) if and to the extent such bonus plan is put into place, and on such terms and conditions and for such amounts as the CEO (subject to the Board of Directors' direction or a Compensation Committee thereof, if applicable; or the delegation of such authority to the CEO by the Board of Directors or a Compensation Committee thereof) may determine from time to time. The Company maintains sole discretion to create, modify or terminate a bonus plan.

A.	Performance Based Bonus. The Company shall grant to Executive the opportunity to earn a cash bonus (the "Performance Bonus") equal to ten percent (10%) of the Employee Cash Incentive Plan (described below) for each calendar year starting with the first calendar year beginning after the Effective Date ("Year 1"). The Employee Cash Incentive Plan shall be funded with twenty percent (20%) of the Company's pre-tax earnings (before any non-cash deductions except non-cash employee compensation). Executive shall be entitled to receive the Performance Bonus based upon the following criteria:

i.	30% of the Performance Bonus for obtaining the annual revenue projections as approved by the CEO at previous calendar year end.
ii.	70% of the Performance Bonus for the achievement of benchmarks associated with Executive's performance to be determined by the CEO in consultation with Executive after the first two fiscal quarters after the Effective Date.

2

The Performance Bonus, if any, will be payable within 75 days after calendar year end beginning with Year 1.

B.	Stock Price Bonus. The Company's CEO may (pursuant to a stand-alone bonus or the Company's bonus plan) provide for a discretionary cash bonus that would be fashioned as a percentage of Base Salary and be capped at the percentage rise in the Company's stock price over the corresponding period.

C.	Bench-Mark Bonus. The Company may provide Executive with a cash-based bonus equal to a fixed amount as set by the CEO for each incentive benchmark such is previously determined by the CEO. Initially, the Company and Executive agree that Executive will be eligible for (i) a cash bonus of $2,500,000.00 (the "Benchmark Bonus"), to be paid out of the Company's working capital, plus an additional cash gross-up payment in an amount equal to the federal, state, city and local income taxes payable by Executive in connection with Executive's receipt of the Benchmark Bonus ("Applicable Tax Gross-Up"). This bonus shall be deemed to be earned upon the Company (or an affiliate of the Company), successfully becoming a public company having a United States trading market with a public float as measured by either: (i) the completion of a reverse merger with a public company having an United States trading market, or (ii) the effectiveness of a registration statement with the Securities and Exchange Commission with respect to an initial public offering. The Benchmark Bonus shall be paid to Executive no later than March 14th of the year following the calendar year in which the Benchmark Bonus is earned by virtue of the Company becoming a U.S. public company.

i.	Notwithstanding the foregoing, if the public float of the public company having a United States trading market referenced in this Section 2.2(C) is less than $50,000,000 at the time a Benchmark Bonus is otherwise earned, then, subject to Section 2.2(C)(ii), the Benchmark Bonus shall be earned and payable only as to the Prorated Portion of the Benchmark Bonus, with the full balance of the Benchmark Bonus being earned and payable upon the earlier of: the completion of a secondary offering by the public company, or the successful list of a class of the public company's capital stock on a NASDAQ marketplace, the New York Stock Exchange, or another recognized national exchange. The "Prorated Portion" of a Benchmark Bonus shall mean $2,500,000, multiplied by the following quotient: (A) the amount of the public float at the time the Benchmark Bonus is awarded, divided by (B) $50,000,000; plus Applicable Tax Gross-Up. For purposes of this Section 2.2(C), "public float" shall be calculated by multiplying the number of common shares held by non-affiliates by the closing price (or average of bid and ask prices) of the common equity, averaged over the ten trading days preceding the payment date.

3

ii.	Payments pursuant to Section 2.2(C) will be delayed if it is determined by the Company that the payment would jeopardize the ability of the Company to continue as a going concern, provided that payment will be made upon the earliest date that the making of the payment would not have such effect.

2.3 Benefits. The Executive will, in accordance with Company policy and the terms of the applicable plan documents, receive and participate in the benefits available under any benefit plan or arrangement which may be in effect from time to time and made available to executives of Company at the same level and responsibility as Executive. The Company has sole discretion to modify or terminate the benefits it offers to its executives.

2.3.1 At a minimum, these benefits will include:

(i)	Paid family health insurance coverage

(ii)	Long term disability coverage

(iii)	Auto allowance

(iv)	Home office allowance at the CEO's discretion

2.4 Paid Time Off. Executive will receive up to four (4) weeks of paid time off subject to the terms and conditions of the Company's paid time off or vacation and sick policies. Company has sole discretion to modify or terminate its paid time off and vacation and sick policies.

2.5 Stock Option Plan and Stock Awards.

A.	Inducement Option. The Executive shall be eligible for participation in the Company's equity incentive or stock option plan, upon adoption of such a plan, and may be awarded grants of stock options as approved by the Board of Directors or a Compensation Committee thereof, upon recommendation of the CEO. Any stock option award shall be issued pursuant to a separate award agreement.

B.	Termination of RSU Agreement. The RSU Agreement is hereby terminated in its entirety and of no further force or effect. The parties shall have no rights or obligations thereunder.

C.	Stock Award. As a further inducement for entering into this employment relationship with the Company, and in consideration ofthe termination of the RSU Agreement, the Company grants to Executive an award of 67,500,000 (sixty-seven million five hundred thousand) shares of the Company's stock, which shall vest and be issued as follows: Fifty percent of the stock award shall vest on January I , 2015, and Company shall issue 33,750,000 shares of stock of Company to Executive on that date; and the remaining fifty percent of the stock award shall vest on January 1, 2016, and Company shall issue an additional 33,750,000 shares of stock of Company to Executive on that date.

4

D.	Additional Equity Interests. Executive shall be eligible to receive such additional stock options and restricted stock as the Board may determine in its reasonable discretion based on Company and individual performance criteria to be mutually agreed upon by Executive and the Company.

3. TERMINATION.

3.1 Termination By Company. The Executive's employment with Company may be terminated under the following conditions:

3.1.1 Death or Disability. The Executive's employment with Company will terminate effective upon the date of Executive's death or "Complete Disability" (as defined in Section 3.5.1).

3.1.2 For Cause. Company may terminate Executive's employment under this Agreement for "Cause" (as defined in Section 3.5.3) by delivery of written notice to Executive specifying the Cause or Causes relied upon for the termination. Any notice of termination given pursuant to this Section 3.1.2 will effect termination as of the date specified in the notice or, in the event no date is specified, on the last day of the month in which the notice is delivered or deemed delivered as provided below.

3.1.3 Without Cause. Company may terminate Executive's employment under this Agreement at any time and for any reason or no reason by delivery of written notice of such termination to Executive. The CEO shall be entitled to make the determination to terminate Executive; provided, however, that the CEO must first consult the Board of Directors before doing so and factor any input received therefrom into any termination decision. Any notice of termination given pursuant to this Section 3.1.3 will effect termination as of the date specified in the notice or, in the event no date is specified, on the last day of the month in which the notice is delivered or deemed delivered as provided below.

3.2 Termination By The Executive. Executive may terminate Executive's employment with Company under the following conditions:

3.2.1 Good Reason. Executive may terminate Executive's employment under this Agreement for "Good Reason" (as defined below in Section 3.5.2) by deli very of written notice to Company specifying the "Good Reason" relied upon by Executive for such termination, provided that the notice is delivered within one (1) month following the occurrence of any event or events constituting Good Reason and that Executive has provided Company a minimum of sixty (60) days written notice and an opportunity to cure the event which constitutes "Good Reason."

5

3.2.2 Without Good Reason. Executive may terminate Executive's employment hereunder for any reason (or no reason) other than "Good Reason" upon thirty (30) days written notice to Company.

3.3 Termination by Mutual Agreement of the Parties. Executive's employment may be terminated at any time upon a mutual agreement in writing of the Parties. The terms and consequences of any such termination of employment will be specified in the written agreement.

3.4 Compensation Upon Termination.

3.4.1 Complete Disability. If Executive's employment is terminated based on Complete Disability, Company will pay to Executive or Executive's heirs Executive's compensation earned and accrued through the date of termination and all unvested options held by Executive shall become fully vested. If required by applicable law, Company will also pay to Executive or Executive's heirs Executive's other benefits earned and accrued through the date of termination at the rate in effect at the time of termination. Company will thereafter have no further obligations to Executive and/or Executive's heirs under this Agreement.

3.4.2 Death. If this Agreement is terminated due to the death of Executive, Company will pay to Executive's personal representative the same amounts as described in the paragraph 3.4.1, computed as though a discharge based on Complete Disability had occurred on the date of death.

3.4.3 Cause or Without Good Reason. If the Company terminates Executive's employment for Cause or if Executive terminates his employment without Good Reason, Company will pay to Executive Executive's compensation earned and accrued through the date of termination. Executive will have no rights to unvested options which shall terminate. If required by applicable law, Company will also pay to Executive other benefits earned and accrued through the date of termination at the rate in effect at the time of termination. Company will thereafter have no further obligations to Executive under this Agreement.

3.4.4 Without Cause or for Good Reason. If Executive terminates his employment for Good Reason or the Company terminates Executive's employment without Cause, Company will pay to Executive Executive's compensation earned and accrued through the date of termination. If required by applicable law, Company will also pay to Executive other benefits earned and accrued through the date of termination at the rate in effect at the time of termination. Company will also pay Executive a severance equal to twenty-four (24) months of his then current Base Salary, plus an amount equal to the cash bonus paid in the immediately preceding calendar year, plus the cost of health insurance for twenty four months (the "Severance Payment"), in each case, paid in a lump sum, no later than the 60th day from separation from employment. In addition, any and all unvested options held by Executive shall become fully vested. Payment of the Severance Payment and acceleration of the vesting of Options shall both be subject to the condition that Executive first executes and does not rescind a release and separation agreement in a form acceptable to the Company (the "Release") during the 60-day period referenced above, which Release shall release and waive all of Executive's claims (known or unknown) against the Company and its executives, directors, officers and shareholders that exist, have existed or may exist at any time prior to the effective date of such Release. In addition, if Executive's employment is terminated for whatever reason, all then unissued Shares underlying the vested stock award referenced in Section 2.5(b) shall become issuable to Executive no later than 30 days from such termination of employment, and all unvested stock award shall be forfeited.

6

3.4.5 Termination of Obligations. In the event of the termination of Executive's employment pursuant to this Section 3, Company will have no obligation to pay Executive any compensation (draw, bonus, incentive, commission or otherwise) or benefits, except as provided in this Section 3 or for benefits due to Executive (and/or, if applicable, Executive's dependents under the terms of Company's benefit plans). Executive acknowledges and agrees that upon termination (for any reason) Company may offset amounts Executive owes it or its affiliates or subsidiaries against any amount it owes Executive pursuant to this Section 3.4, if allowed by applicable law, and to the extent that such offset does not result in a failure to satisfy Internal Revenue Code Section 409A(a).

3.5 Definitions. The following definitions apply to this Agreement:

3.5.1 Complete Disability. Executive shall be deemed to have a "Complete Disability" if Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 1 2 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of Executive's employer.

3.5.2 Good Reason. "Good Reason" for Executive to terminate Executive's employment means the occurrence of any of the following events without Executive's consent:

(i) Company's material breach of its obligations under this Agreement;

(ii) a substantial and material diminution in Executive's base salary, benefits (other than a reduction in benefits consistently applied to all similarly situated executives), title, duties, responsibilities, or reporting relationship;

(iii) the relocation of Executive's principal place(s) of employment more than twenty-five (25) miles from its current location(s); or

(iv) a failure by Company to obtain from any successor, before the succession takes place, an agreement to assume and perform all of the terms and conditions of this Agreement;

3.5.3 For Cause. "Cause" for Company to terminate Executive's employment means the occurrence of any of the following events:

7

(i) Executive's breach of any of his fiduciary duties or legal or contractual obligations to the Company or any of its parents, subsidiaries, affiliated or related companies as well as Executive's failure to satisfactorily perform Executive's material job duties and obligations under this Agreement, including failing to devote full time and efforts to the Company.

(ii) Executive's failure to comply with all material applicable laws in performing Executive's job duties or in directing the conduct of Company's business;

(iii) Executive's failure to follow the Company's material policies and procedures or the lawful directions of the Board of Directors or the CEO;

(iv) Executive's commission of any felony or intentionally fraudulent or other act against Company, or its affiliates, subsidiaries, executives, agents, representatives or clients which demonstrates Executive's untrustworthiness or lack of integrity;

(v) Executive's engaging or in any manner participating (during the Term) in any activity which is competitive with or intentionally injurious to Company or any of its parents, subsidiaries, affiliates, or related companies or which violates Section 4 of this Agreement; or

(vi) Executive's commission of any fraud against Company or any of its affiliates or use or intentional appropriation for his personal use or benefit of any funds or properties of Company not authorized by Company to be so used or appropriated.

3.6 Survival of Certain Sections. Sections 4, 6, 7, 8, 11, 15 and I 8 of this Agreement shall survive the termination of this Agreement.

4. PROPRIETARY INFORMATION

4.1 Executive agrees to execute and abide by the Proprietary Information Agreement attached hereto as Exhibit B.

5. EXPENSES.

5.1 Reimbursement. Subject to Sections 5.2 and 5.3, Company will reimburse Executive for all ordinary and necessary expenses in a reasonable amount that Executive incurs in performing his duties under this Agreement, including, but not limited to, travel, entertainment, professional dues and subscriptions and all dues, fees and expenses associated with membership in various professional and business associations in which Executive's participation is determined to be beneficial for Company. These expenses will be accounted for and reimbursed through Company's normal expense-reporting and approval process and in accordance with applicable federal and state tax regulations and statutes.

5.2 Written Approval and Limitation. Executive must receive approval in advance from Company in order to be eligible to be reimbursed for business expenses that individually or in the aggregate in any one month would exceed twenty thousand dollars ($20,000) incurred or to be incurred by Executive. All expenses must be reasonably necessary for the business of the Company.

8

5.3 Submission of Receipts. Each business expense will be reimbursable only if Executive furnishes to Employer adequate records and other documentary evidence required by federal and state statutes and regulations issued by the appropriate taxing authorities for the substantiation of that expenditure as an income tax deduction.

6. ASSIGNMENT AND BINDING EFFECT.

This Agreement will be binding upon and inure to the benefit of Executive and Executive's heirs, executors, personal representatives, assigns, administrators and legal representatives. Because of the unique and personal nature of Executive's duties under this Agreement, neither this Agreement nor any rights or obligations under this Agreement can be assigned by Executive. This Agreement will be binding upon and inure to the benefit of Company and its successors, assigns and legal representatives.

7. NOTICES.

All notices or demands of any kind required or permitted to be given by Company or Executive under this Agreement will be given in writing and will be personally delivered (and receipted for), faxed during normal business hours, overnight delivered (FED-EX, UPS, or similar over-night carrier) or mailed by certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Company:

HDIMAX, Inc.

_______________________

_______________________

Attn: Raaj Brar, CEO

If to Executive:

Myles A. Pressey III

82 Kingsbridge Drive

Lumberton, New Jersey

Any written notice will be deemed received when personally delivered, upon facsimile delivery confirmation during business hours, two (days) after its deposit with FED-EX, UPS or similar overnight carrier, or five (5) days after its deposit in the United States mail as specified above. Either Party may change its address for notices by giving notice to the other Party.

8. GOVERNING LAW; VENUE; JURISDICTION

9

This Agreement will be interpreted and governed by the laws of New York, regardless of choice of law rules. Any controversy or claims arising from or relating to this Agreement or any claims arising from or relating to Executive's employment (or the cessation of that employment) with the Company shall be settled by binding arbitration which shall be conducted by a single arbitrator engaged in the practice of law, in accordance with the then current American Arbitration Association (the "AAA") Commercial Dispute Resolution Procedures. The arbitrator must be mutually agreed to by the parties according to AAA rules and procedures and selected list(s) of qualified people maintained by the AAA. The arbitration must be conducted in New York. Judgment on the arbitration award may be entered into any court having jurisdiction. The Company shall be responsible for the cost and fees of the arbitration including the Arbitrator's fees. The prevailing party to such arbitration shall be awarded reasonable attorneys' fees incurred in connection with such arbitration. The Parties submit to the jurisdiction of these courts.

9. INTEGRATION.

This Agreement contains the complete, final and exclusive agreement of the Parties relating to the terms and conditions of Executive's employment, and supersedes all prior and contemporaneous oral and written employment agreements or arrangements between the Parties. Except for this Agreement and the agreements referenced herein, there are no other agreements in existence between Executive and the Company.

10. AMENDMENT.

This Agreement cannot be amended or modified except by a written agreement signed by Executive and Company.

11. WAIVER.

No term, covenant or condition of this Agreement or any breach thereof will be deemed waived, except with the written consent of the Party against whom the wavier is claimed. And any waiver or any such term, covenant, condition or breach will not be deemed to be a waiver of any preceding or succeeding breach of the same or any other term, covenant, condition or breach.

12. SEVERABILITY.

The finding by a court or arbitrator of the unenforceability, invalidity or illegality of any term, word, phrase or provision of this Agreement will not render any other term, word, phrase or provision of this Agreement unenforceable, invalid or illegal. The court or arbitrator will have the authority to modify or replace the invalid or unenforceable term, word, phrase or provision so it will be in accord with applicable law and which most accurately represents the Parties' intention with respect to the invalid or unenforceable term, word, phrase or provision.

13. INTERPRETATION; CONSTRUCTION.

The headings set forth in this Agreement are for convenience of reference only and will not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing Company, but Executive has been encouraged, and has had the opportunity to consult with, Executive's own independent counsel and tax advisors with respect to the terms of this Agreement. The Parties acknowledge that each Party and its counsel has reviewed and revised, or had an opportunity to review and revise, this Agreement, and the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting Party will not be employed in the interpretation of this Agreement.

10

14. SECTION 409A COMPLIANCE

The parties intend that payments under this Agreement are intended to conform to or be exempt from the provisions governing deferred compensation within the meaning of Internal Revenue Code Section 409A and the terms of this Agreement should be interpreted accordingly. To the extent that Executive is a "specified employee" within the meaning of Internal Revenue Code Section 409A(a)(2)(B)(i), any deferred compensation payable upon a separation from service shall be paid no earlier than the date that is 6 months following such separation from service. Any installments payments that constitute deferred compensation shall be treated as separate payments for purposes of Section 409A.

15. REPRESENTATIONS AND WARRANTIES.

The Executive represents and warrants that (a) Executive is not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and (b) that Executive's execution and performance of this Agreement will not violate or breach any other agreements between Executive and any person or entity.

16. REGISTRATION RIGHTS.

The Company will use its commercially reasonable efforts to register the securities issued to Executive hereunder, if any, which are eligible for registration under the Securities Act of 1933, as amended, pursuant to Form S-8 or a successor form within six months of the date on which the Company becomes an SEC reporting company. In the event that the Executive's employment has been terminated without Cause or the Executive has resigned for Good Reason prior to the registration of such securities and the securities held by the Executive are no longer eligible for registration pursuant to Form S-8, the securities held by the Executive shall be deemed to be "Registrable Securities" as that term is defined in any existing Registration Rights Agreement by and among the Company and the other parties thereto.

17. COUNTERPARTS.

This Agreement may be executed via facsimile or PDF and in two counterparts, each of which will be deemed an original, all of which together will constitute one and the same instrument.

18. NOTIFICATION TO NEW EMPLOYER

In the event that Executive is no longer an Executive of Company, Executive consents to notification by Company to Executive's new employer or its agents regarding Executive's rights and obligations under this Agreement and any of its Exhibits.

[Signatures appear on next page ]

11

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above.

HDIMAX, Inc.:		Executive:

By:	/s/ Rajinder Brar	By:	/s/ Myles A. Pressey III
Print Name:	Rajinder Brar		Myles A. Pressey III
Its:

[Signature page to Amended and Restated Employment Agreement]

12

EXHIBIT A

Chief Business Development Officer Duties

The CBDO is expected to have a broad and comprehensive knowledge of all matters related to the business of the organization with an eye towards identifying new sales prospects and driving business growth and requirements for product development that will be coordinated with R&D functions.

Responsibilities include:

•	Elaborate business development plans, design and implement processes to support business growth, through customer and market definition.
•	Facilitate business growth by working together with clients as well as business partners (suppliers, subcontractors, N partners, technology providers, etc.).
•	Build and maintain high-level contacts with current and prospective customer and other business and project partners.
•	Drive prospects through to contract award (including identifying new customers and markets, developing approaches to the market, identifying prospects, proposal preparation, etc.)
•	Develop marketing strategy, manage proposal teams and client account managers.

Primary Relationships

This position reports to the CEO and serves as a part of the senior management team. The position may be directed to supervise other positions:

Within the company, the position has primary relationships with the financial operation, senior management staff, and program staff. Outside the company, the position coordinates with the governing board, fundraising volunteers, donors and funding sources.

Performance expectations

As a member of the senior management team, this is a high-stress position that helps set the direction and ensures the health of the company. The individual is expected to be a competent fundraising technician and an excellent organizational development specialist.

The individual is expected to: Translate broad goa ls into achievable steps. Help set and manage appropriate expectations. Handle detailed, complex concepts and problems and make rapid decisions regarding management and development issues. Plan and implement programs. Establish strong and appropriate relationships with CEO, staff, governing board, volunteers, donors and the general community. Develop smooth and constructive relationships with people from all segments of the community.

The individual is expected to: Plan and meet deadlines. Maintain a flexible work schedule to meet the demands of executive management. Demonstrate initiative and work as a team player.

The individual is expected to: Adhere to the highest ethical standards in management, governance, and fund development. Convey a professional and positive image and attitude regarding the organization and its licensed brands. Demonstrate commitment to continued professional growth and development.

13